Exhibit 3.2

Business Entity - Filing Acknowledgement 11/22/2021 Work Order Item Number: Filing Number: Filing Type: Filing Date/Time: Filing Page(s): W2021112200218 - 1730067 20211908425 Amended Certification of Stock Designation After Issuance of Class/Series 11/19/2021 2:15:00 PM 2 Indexed Entity Information: Entity ID: E0146042008 - 1 Entity Status: Active Entity Name: BONANZA GOLDFIELDS CORP. Expiration Date: None BARBARA K. CEGAVSKE Secretary of State KIMBERLEY PERONDI Deputy Secretary for Commercial Recordings STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701 Telephone (775) 684 - 5708 Fax (775) 684 - 7138 North Las Vegas City Hall 2250 Las Vegas Blvd North, Suite 400 North Las Vegas, NV 89030 Telephone (702) 486 - 2880 Fax (702) 486 - 2888 Commercial Registered Agent FREDERICK C. BAUMAN 6228 DARTLE ST, LAS VEGAS, NV 89130, USA The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future. Respectfully, BARBARA K. CEGAVSKE Secretary of State Page 1 of 1 Commercial Recording Division 202 N. Carson Street

Filed in the Office of Secretary of State State Of Nevada Business Number E0146042008 - 1 Filing Number 20211908425 Filed On 11/19/2021 2:15:00 PM Number of Pages 2

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

of

SERIES B PREFERRED STOCK

of

BONANAZA GOLDFIELDS CORP .

(the "Company")

1.       Designation and Amount. The designation of this series, which consists of 1, 000,000 shares of Preferred Stock, is the Series B Preferred Stock (the "Series B Preferred Stock") and the face amount shall be One Dollar per share.

2.       Dividends. No dividend shall accrue on the Series B Preferred Stock.

3.       Conversion. Shares of the Series B Preferred Stock shall not convert into shares of Common Stock or any other securities of the Company.

4.       Rank. All shares of the Series B Preferred Stock shall rank (i) prior to the Company's Common Stock and any class or series of capital stock of the Company hereafter created (unless, with the consent of the holders of a majority of the Series B Preferred Stock, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); (ii) pari passu with any class or series of capital stock of the Company hereafter created (with the written consent of the holders of a majority of the Series B Preferred Stock (the "Pari Passu Securities"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the holders of a majority of the Series B Preferred Stock) specifically ranking, by its terms, senior to the Series B Preferred Stock (collectively, the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

5.       Liquidation Preference. Shares of the Series B Preferred Stock shall not receive any payments or distributions in the event of any liquidat ion, dissolution, wind up or similar event of the Company.

6.       Voting Rights. Holders of the Series B Preferred Stock shall have no voting power whatsoever.

IN WITNESS WHERE OF, this Amended and Restated Certificate of Designation is executed on this 18th day of November, 2021.

BONANZA GOLDFIELDS

By: /s/ Man Chung CHAN
Man Chung CHAN